Exhibit 4.16

STAND-BY GUARANTEED DEPOSIT ACCOUNT CONTRACT

by and among

BMO COVERED BOND GUARANTOR LIMITED PARTNERSHIP

as Guarantor

and

BANK OF MONTREAL

as Cash Manager

and

ROYAL BANK OF CANADA

as Stand-By GDA Provider and Stand-By Account Bank

and

COMPUTERSHARE TRUST COMPANY OF CANADA

as Bond Trustee

SEPTEMBER 30, 2013

STAND-BY GUARANTEED DEPOSIT ACCOUNT CONTRACT

THIS STAND-BY GUARANTEED DEPOSIT ACCOUNT CONTRACT AGREEMENT (this “Agreement”) is made on September 30, 2013.

BY AND AMONG:

(1)

BMO Covered Bond Guarantor Limited Partnership, a limited partnership established under the laws of the Province of Ontario, by its managing general partner, BMO Covered Bond GP, Inc. (the “Guarantor”);

(2)	Bank of Montreal, a bank named in Schedule I to the Bank Act (Canada), as Cash Manager (the “Cash Manager”);

(3)	Royal Bank of Canada, a bank named in Schedule I to the Bank Act (Canada), as Stand-By GDA Provider (the “Stand-By GDA Provider”), and as Stand-By Account Bank (the “Stand-By Account Bank”); and

(4)	Computershare Trust Company of Canada, a trust company existing under the laws of Canada, acting in its capacity as Bond Trustee (hereinafter the “Bond Trustee”).

WHEREAS:

(A)

As part of the transactions contemplated by the Program, the Cash Manager has agreed, pursuant to the cash management agreement dated September 30, 2013 (the “Cash Management Agreement”) by and among the Cash Manager, the Guarantor and the Bond Trustee to provide cash management services in connection with the activities of the Guarantor.

(B)

The Stand-By Account Bank has agreed, pursuant to the terms of the Stand-By Bank Account Agreement, that following service of a Stand-By Account Bank Notice by the Guarantor (or the Cash Manager on its behalf) the Stand-By Account Bank will activate the Stand-By Transaction Account and the Stand-By GDA Account as interest bearing accounts in the name of the Guarantor or the Bond Trustee, as applicable.

(C)

Following service of a Stand-By Account Bank Notice by the Guarantor (or the Cash Manager on its behalf) or the Bond Trustee, the Stand-By GDA Provider has agreed pursuant to the terms of this Agreement to pay interest on the funds standing to the credit of the GDA Account at specified rates determined in accordance with and pursuant to the terms of this Agreement.

NOW THEREFORE, THIS AGREEMENT WITNESSETH that in consideration of the mutual covenants and agreements herein set forth, the parties agree as follows:

1.	DEFINITIONS AND INTERPRETATION

1.1	The master definitions and construction agreement made between, inter alios, the parties to this Agreement on September 30, 2013 (as the same may be amended, restated and/or supplemented from time to time, the “Master Definitions and Construction Agreement”) is expressly and specifically incorporated into this Agreement and, accordingly, the expressions defined in the Master Definitions and Construction Agreement (as so amended, varied and/or supplemented) shall, except where the context otherwise requires and save where otherwise defined herein, have the same meanings in this Agreement, including the recitals hereto and this Agreement shall be construed in accordance with the interpretation provisions set out in Section 2 of the Master Definitions and Construction Agreement. For the purposes of this Agreement, this Agreement has the same meaning as Stand-By Guaranteed Deposit Account Contract in the Master Definitions and Construction Agreement.

2.	THE STAND-BY GDA ACCOUNT

The Stand-By GDA Provider confirms that on receipt by the Stand-By GDA Provider of a Stand-By Account Bank Notice the Stand-By GDA Account will be opened in its books pursuant to the terms of the Stand-By Bank Account Agreement in the name of the Guarantor, and it agrees to accept on deposit in the Stand-By GDA Account, once the Stand-By GDA Account has been opened, all monies transferred, from time to time, to the Stand-By GDA Account, subject to and upon the terms of this Agreement, the Stand-By Bank Account Agreement, the Cash Management Agreement and the Security Agreement.

3.	INTEREST

3.1

Interest shall accrue daily on the Stand-By GDA Balance and shall be paid monthly in arrears on the 10th Canadian Business Day of each month (or, if such day is not a Canadian Business Day, on the next succeeding Canadian Business Day) at the Stand-By GDA Rate (calculated on the basis of the number of days elapsed and a 365 day year) by payment for value on the same day to the Stand-By GDA Account or such other accounts as the Guarantor (or the Cash Manager on its behalf) shall specify.

3.2

On any day on which interest is payable by the Stand-By GDA Provider under this Agreement, the Stand-By GDA Provider shall pay the amount of interest then due in immediately available, freely transferable, cleared funds by no later than the close of business (Toronto Time) on that day (or, if such day is not a Canadian Business Day, on the next succeeding Canadian Business Day).

3.3

In the event that a Guarantor Acceleration Notice is served on the Guarantor, then, on the date of such Guarantor Acceleration Notice, the Stand-By GDA Provider shall pay to the Bond Trustee the aggregate of all interest accrued on the Stand-By GDA Account on each day during the month in which such Guarantor Acceleration Notice is served up to (but excluding) the date of such Guarantor Acceleration Notice. As and from the date of such Guarantor Acceleration Notice, the Stand-By GDA Provider shall comply with the directions of the Bond Trustee in relation to the Stand-By GDA Account.

4.	WITHDRAWALS AND DEPOSITS

4.1

Subject always to the provisions of the Cash Management Agreement, the Stand-By Bank Account Agreement and the Security Agreement, the Guarantor (or the Cash Manager on its behalf) may on any Canadian Business Day give notice to the Stand-By GDA Provider that it wishes to withdraw on such date all or part of the Stand-By GDA Balance from the Stand-By GDA Account and the Stand-By GDA Provider shall comply with such notice and pay the amount specified in such notice to the account specified therein, provided that if any such notice is received after 12 noon (Toronto Time) on any day it shall be deemed to have been received at the opening of business on the next following Canadian Business Day.

4.2

The Guarantor (or the Cash Manager on its behalf) may deposit, or procure the deposit of, sums in the Stand-By GDA Account, to the extent permitted by the terms of the Cash Management Agreement, the Stand-By Bank Account Agreement and the Security Agreement, and the Stand-By GDA Provider agrees to accept and credit to the Stand-By GDA Account such sums in accordance with the other terms hereof.

5.	TERMINATION

5.1

Following termination of the Stand-By Bank Account Agreement and/or closing of the Stand-By GDA Account in accordance with the Stand-By Bank Account Agreement, this Agreement will be automatically terminated.

5.2

The Guarantor (or the Cash Manager or the Bond Trustee on its behalf) may (with the prior written consent of the Bond Trustee, which consent shall not be withheld unless the Bond Trustee determines that the termination of this Agreement would be materially prejudicial to the interests of the Covered Bondholders) terminate this Agreement in the event that default is made by the Stand-By GDA Provider in the performance or observance of its covenants and obligations, or a breach by the Stand-By GDA Provider is made of any of its representations, warranties or covenants under Sections 6.1(d), 6.1(e), 6.1(f), 6.1(g), 6.1(i) and 6.1(j).

5.3

Upon any termination or resignation of the Stand-By GDA Provider hereunder or the Stand-By Bank Account Agreement, the Guarantor shall provide notice to CMHC of such termination or resignation and of the Stand-By GDA Provider’s replacement contemporaneously with the earlier of (i) notice of such termination or resignation and replacement to a Rating Agency, (ii) notice of such termination or resignation and replacement being provided to or otherwise made available to Covered Bondholders, and (iii) five (5) Canadian Business Days following such termination or resignation and replacement (unless the replacement Stand-By GDA Provider has yet to be identified at that time, in which case notice of the replacement Stand-By GDA Provider may be provided no later than 10 Canadian Business Days thereafter). Any such notice shall include (if known) the reasons for the termination or resignation of the Stand-By GDA Provider, all information relating to the replacement Stand-By GDA Provider required by the CMHC Guide and the new agreement or a revised and amended copy of this Agreement with the replacement Stand-By GDA Provider.

6.	REPRESENTATION, WARRANTIES AND COVENANTS

6.1

The Stand-By GDA Provider represents and warrants to, and covenants with, each of the Guarantor and the Bond Trustee at the date hereof, on each date on which an amount is credited to the Stand-By GDA Account and on each Guarantor Payment Date, that:

(a)

it is a Schedule I Bank existing under the laws of Canada and duly qualified to do business in every jurisdiction where the nature of its business requires it to be so qualified, except where the failure to qualify would not have a material adverse effect on its ability to perform its duties and obligations hereunder;

(b)

the execution, delivery and performance by the Stand-By GDA Provider of this Agreement (i) are within the Stand-By GDA Provider’s corporate powers, (ii) have been duly authorized by all necessary corporate action, and (iii) do not contravene or result in a default under or conflict with (1) the charter or by-laws of the GDA Provider, (2) any law, rule or regulation applicable to the Stand-By GDA Provider, or (3) any order, writ, judgment, award, injunction, decree or contractual obligation binding on or affecting the Stand-By GDA Provider or its property;

(c)	it is not a Non-Resident;

(d)

it possesses the necessary experience, qualifications, facilities and other resources to perform its responsibilities in relation to its duties and obligations hereunder and the other Transaction Documents to which it is a party;

(e)	it will comply with the provisions of, and perform its obligations under, this Agreement and the other Transaction Documents to which it is a party;

(f)	it is in regulatory good standing and in material compliance with and under all Laws applicable to its duties and obligations hereunder and the other Transaction Documents to which it is a party;

(g)

it is in material compliance with its internal policies and procedures (including risk management policies) relevant to its duties and obligations hereunder and the other Transaction Documents to which it is a party;

(h)	it will exercise reasonable skill and care in the performance of its obligations hereunder and the other Transaction Documents to which it is a party;

(i)

it will comply with the CMHC Guide and all material legal and regulatory requirements applicable to the conduct of its business so that it can lawfully attend to the performance of its obligations hereunder and the other Transaction Documents to which it is a party; and

(j)

the unsecured, unsubordinated and unguaranteed debt obligations or the issuer default rating, as applicable, of the Stand-By GDA Provider rated by each of the Rating Agencies are at or above the Stand-By Account Bank Required Ratings.

6.2

The Stand-By GDA Provider undertakes to notify the Guarantor and the Bond Trustee immediately if, at any time during the term of this Agreement, any of the statements contained in Section 6.1 ceases to be true. The representations, warranties and covenants set out in Section 6.1 shall survive the signing and delivery of this Agreement.

7.	ASSIGNMENT

7.1

Save as otherwise contemplated in this Agreement or the Cash Management Agreement, no party hereto (other than the Bond Trustee) may assign or transfer any of its rights or obligations hereunder without the prior written consent of the Bond Trustee and unless the Rating Agency Condition has been satisfied with respect thereto. In any event any assignee of the Stand-By GDA Provider must be a bank chartered under the Bank Act and its issuer default rating by Fitch must be at least F1.

7.2

Notwithstanding the provisions of Section 7.1 above, the parties hereto acknowledge that the Guarantor may assign all its rights, title and interest in this Agreement to the Bond Trustee, for the benefit of the Secured Creditors, in accordance with and pursuant to the terms of the Security Agreement and the Stand-By GDA Provider acknowledges that pursuant to the terms of the Security Agreement, the Guarantor has, inter alia, authorized the Bond Trustee to exercise, or refrain from exercising, all rights, powers, authorities, discretions and remedies under or in respect of the Transaction Documents, including this Agreement, in such manner as in its absolute discretion it shall determine to be appropriate.

7.3

If any party assigns any of its obligations under this Agreement as permitted by this Agreement, such party will provide at least 10 Canadian Business Days’ prior written notice of such assignment to DBRS.

8.	AGENCY

The Stand-By GDA Provider agrees and confirms that, unless the Stand-By GDA Provider is otherwise notified by the Guarantor (or the Cash Manager on its behalf) or the Bond Trustee in accordance with the terms of this Agreement, the Cash Manager, as agent of the Guarantor, may act on behalf of the Guarantor under this Agreement.

9.	INFORMATION

The Stand-By GDA Provider shall provide to the Bond Trustee or the Guarantor (or the Cash Manager on its behalf), or procure the provision to the Bond Trustee of, such information and evidence in respect of any dealing between the Guarantor and the Stand-By GDA Provider or otherwise under or in relation to this Agreement as the Bond Trustee may reasonably request and the Guarantor hereby waives any right or duty of confidentiality which it may have or which may be owed to it by the Stand-By GDA Provider in respect of the disclosure of such information and evidence pursuant to this Section 9.

10.	PAYMENTS AND WITHHOLDING

The parties agree that payments required to be made hereunder shall be made in accordance with Section 2 of the Stand-By Bank Account Agreement and that all payments by the Stand-By GDA Provider under this Agreement shall be made in full without any deduction or withholding (whether in respect of set-off, counterclaim, duties, taxes, charges or otherwise whatsoever) unless the deduction or withholding is required by law, in which event the Stand-By GDA Provider shall:

(a)	ensure that the deduction or withholding does not exceed the minimum amount legally required;

(b)	pay to the relevant taxation or other authorities within the period for payment permitted by applicable law the full amount of the deduction or withholding;

(c)	furnish to the Guarantor or the Bond Trustee (as the case may be) within the period for payment permitted by the relevant law, either:

(i)	an official receipt of the relevant taxation authorities involved in respect of all amounts so deducted or withheld; or

(ii)

if such receipts are not issued by the taxation authorities concerned on payment to them of amounts so deducted or withheld, a certificate of deduction or equivalent evidence of the relevant deduction or withholding; and

(d)

account to the Guarantor in full by credit to the Stand-By GDA Account (as the case may be) for an amount equal to the amount of any rebate, repayment or reimbursement of any deduction or withholding which the Stand-By GDA Provider has made pursuant to this Section 10 and which is subsequently received by the Stand-By GDA Provider.

11.	NOTICES

Any notice, direction or other communication given under this Agreement shall be in writing and given by delivering it or sending it by prepaid first class mail to the registered office of such person set forth above unless an alternative address is provided below, in which case delivery shall be to the address provided below, electronically or by facsimile transmission to the facsimile number set forth below, as applicable:

(a)	in the case of the Guarantor, to:

c/o Bank of Montreal

18th Floor, 1 First Canadian Place

100 King Street West

Toronto, Canada M5X 1A1

Attention: Senior Manager, Securitization Finance and Operations

Facsimile number: (416) 867-4166;

in the case of the Cash Manager, to:

Bank of Montreal

18th Floor, 1 First Canadian Place

100 King Street West

Toronto, Canada M5X 1A1

Attention: Senior Manager, Securitization Finance and Operations

Facsimile number: (416) 867-4166;

(b)	in the case of the Stand-By GDA Provider or the Stand-By Account Bank, to:

Royal Bank of Canada

RBC Centre, 14th Floor

155 Wellington Street West

Toronto, Ontario M5V 3K7

Attention: Senior Manager, Securitization

Facsimile number: (416) 974-6056;

(c)	in the case of the Bond Trustee, to:

Computershare Trust Company of Canada

100 University Avenue

11th Floor, North Tower

Toronto, Ontario M5J 2Y1

Canada

Attention: Manager, Corporate Trust

Facsimile number: (416) 981-9777.

Any such communication will be deemed to have been validly and effectively given (i) if personally delivered, on the date of such delivery if such date is a Canadian Business Day and such delivery was made prior to 5:00 p.m. (Toronto time) and otherwise on the next Canadian Business Day, (ii) in the case of first class post, when it would be received in the ordinary course of the post or (iii) if transmitted by electronic or facsimile transmission, on the Canadian Business Day following the date of transmission provided the transmitter receives a confirmation of successful transmission.

Any party may change its address for notice, or facsimile contact information for service from time to time by notice given in accordance with the foregoing and any subsequent notice shall be sent to such party at its changed address, or facsimile contact information, as applicable.

12.	COUNTERPARTS

This Agreement may be executed in any number of counterparts (manually, electronically or by facsimile), and by the parties on separate counterparts, but shall not be effective until each party has executed at least one counterpart. Each counterpart shall constitute an original of this Agreement, but all the counterparts shall together constitute but one and the same instrument.

13.	THE BOND TRUSTEE

13.1

If there is any change in the identity of the Bond Trustee, the Guarantor, the Cash Manager and the Stand-By GDA Provider shall execute such documents and take such action as the successor Bond Trustee and the outgoing Bond Trustee may reasonably require for the purpose of vesting in the successor Bond Trustee the rights and obligations of the outgoing Bond Trustee under this Agreement.

13.2

It is hereby acknowledged and agreed that by its execution of this Agreement the Bond Trustee shall not assume or have any of the obligations or liabilities of the Guarantor, the Cash Manager or the Stand-By GDA Provider under this Agreement and that the Bond Trustee has agreed to become a party to this Agreement for the purpose only of taking the benefit of this Agreement and agreeing to amendments to this Agreement pursuant to Section 14. For the avoidance of doubt, the parties to this Agreement acknowledge that the rights and powers of the Bond Trustee are governed by the Security Agreement. Any liberty or right which may be exercised or determination which may be made under this Agreement by the Bond Trustee may be exercised or made in the Bond Trustee’s absolute discretion without any obligation to give reasons therefor and the Bond Trustee shall not be responsible for any liability occasioned by so acting but subject always to the provisions of Section 11.1 of the Security Agreement.

14.	AMENDMENTS, VARIATION AND WAIVER

14.1

Subject to the terms of the Security Agreement, any amendments to this Agreement will be made only with the prior written consent of each party to this Agreement. No waiver of this Agreement shall be effective unless it is in writing and signed by (or by some person duly authorized by) each of the parties. No single or partial exercise of, or failure or delay in exercising, any right under this Agreement shall constitute a waiver or preclude any other or further exercise of that or any other right.

14.2

Each proposed amendment, variation or waiver of rights under this Agreement that is considered by the Guarantor to be a material amendment, variation or waiver, shall be subject to satisfaction of the Rating Agency Condition. For certainty, any amendment to (i) a Ratings Trigger provided for in this Agreement that lowers the ratings specified therein, or (ii) the consequences of breaching a Ratings Trigger provided for in this Agreement that makes such consequences less onerous, shall be deemed to be a material amendment. The Guarantor shall deliver notice to the Rating Agencies from time to time of any amendment, variations or waivers in respect of which satisfaction of the Rating Agency Condition is not required, provided that failure to deliver such notice shall not constitute a breach of the obligations of the Guarantor under this Agreement.

14.3

The Guarantor (or the Cash Manager on its behalf) will deliver notice to CMHC from time to time of any amendment, restatement or waiver with respect to which notice to CMHC is required by the CMHC Guide, provided that failure to deliver such notice will not constitute a breach of the obligations of the Guarantor under this Agreement.

15.	NON-PETITION

Each of the parties (other than the Bond Trustee) hereto agrees that it shall not institute against, or join any other party in instituting against, the Guarantor, or any general partner of the Guarantor, any bankruptcy, reorganization, arrangement, insolvency or liquidation proceeding, or other proceeding under any federal, provincial or foreign bankruptcy, insolvency or similar law, for one year and one day after all Covered Bonds have been repaid in full. The foregoing provision will survive the termination of this Agreement by any party hereto.

16.	LIMITATION OF LIABILITY

BMO Covered Bond Guarantor Limited Partnership is a limited partnership formed under the Limited Partnerships Act (Ontario), a limited partner of which is, except as expressly required by law, only liable for any of its liabilities or any of its losses to the extent of the amount that the limited partner has contributed or agreed to contribute to its capital.

17.	GOVERNING LAW

This Agreement shall be governed by, and construed in accordance with, the laws of the Province of Ontario and the federal laws of Canada applicable therein.

18.	SUBMISSION TO JURISDICTION

Each party to this Agreement hereby irrevocably submits to the non-exclusive jurisdiction of the Ontario courts in any action or proceeding arising out of or relating to this Agreement, and hereby irrevocably agrees that all claims in respect of such action or proceeding may be heard and determined by such courts. Each party to this Agreement hereby irrevocably waives, to the fullest extent it may possibly do so, any defence or claim that the Ontario courts are an inconvenient forum for the maintenance or hearing of such action or proceeding.

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IN WITNESS WHEREOF the parties hereto have executed this Agreement on the day and year first before written.

BMO COVERED BOND GUARANTOR LIMITED PARTNERSHIP, by its managing general partner, BMO COVERED BOND GP, INC., as Guarantor

Per:	/s/ Chris Hughes
Name: Chris Hughes
Title: President and Secretary

BANK OF MONTREAL, as Cash Manager

Per:	/s/ Cathy Cranston
Name: Cathy Cranston
Title: Senior Vice President, Finance &
Treasurer

ROYAL BANK OF CANADA, as Stand-By GDA Provider and Stand-By Account Bank

Per:	/s/ David Power
Name: David Power
Title: Vice-President, Market Strategy &
Execution

Per:	/s/ Saqib Nazir
Name: Saqib Nazir
Title: Vice President Risk Measurement
and Funds Transfer Pricing Analytics

COMPUTERSHARE TRUST COMPANY OF CANADA, as Bond Trustee

Per:	/s/ Sean Pigott
Name: Sean Pigott
Title: Corporate Trust Officer

Per:	/s/ Stanley Kwan
Name: Stanley Kwan
Title: Associate Trust Officer

Stand-By Guaranteed Deposit Account Contract